UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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F5 Networks, Inc.
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SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL SHAREHOLDERS MEETING
To Be Held on Thursday, March 11, 2021

February 22, 2021

To our Shareholders:

We are writing to you to provide supplemental information related to F5 Networks, Inc.’s Fiscal Year 2020 Annual Shareholders Meeting scheduled for March 11, 2021 (“Annual Shareholders Meeting”).

Following feedback from investors and proxy advisory firms, we want to provide additional detail regarding the attendance of Michel Combes, a director on our Board since 2018.  We understand that certain proxy advisory firms  recommended a vote “AGAINST” Mr. Combes solely due to his fiscal year 2020 Board and committee meeting attendance record.

While Mr. Combes was unable to achieve the 75% attendance threshold for fiscal year 2020, he has met that threshold in all his previous years on the Board. The full Board considered his strong contributions the past few years alongside the fact that his attendance was impacted by two extraordinary events, to recommend his re-election as a director.  Specifically, Mr. Combes’ attendance was significantly impacted by his obligations as CEO of Sprint through its prolonged merger with T-Mobile.  The merger was subject to extended federal regulatory review and Congressional hearings, as well as landmark litigation with state attorneys general.  Further, in fiscal year 2020 travel restrictions related to COVID-19 kept Mr. Combes in France creating unexpected time constraints for a period that was longer than expected.  The Board is confident that both of these extraordinary events will not have an ongoing impact on Mr. Combes’ attendance or contributions to the Board.

Further Detail on Mr. Combes’ Attendance Record

In all, F5 had 19 Board and Nominating and Governance Committee meetings (the committee on which Mr. Combes sits) in fiscal year 2020. Mr. Combes attended 12 of those meetings. Mr. Combes non-attendance at the other meetings of the Board and Nominating and Governance Committee was due to unforeseen scheduling conflicts as a result of preparation for meetings and actions related to and attendance at hearings for the planned merger of Sprint (where he served as CEO) and T-Mobile, including those at which he provided required testimony related to regulatory clearances, including proceedings related to an anti-trust lawsuit brought by state attorneys general to block the merger. In addition, during portions of fiscal year 2020 Mr. Combes was unable to leave France due to travel restrictions associated with the COVID-19 pandemic contributing to logistical and time zone challenges that impacted his ability to attend certain meetings. Prior to fiscal year 2020, Mr. Combes attended at least 75% of the meetings of the Board and the committees on which he served in 2019 and attended 100% of such meetings in 2018, the year in which he joined the Board.

Throughout fiscal year 2020, Mr. Combes participated in all major decisions of the Board, and kept himself apprised of all F5 developments through regular communications with his fellow directors and management. For meetings that Mr. Combes was unable to attend, he received meeting materials and held pre-meeting or post-meeting discussions with relevant members of the Board, Board committees, and management to review and provide input on the topics covered during such meetings. The Board and management continue to value Mr. Combes’ background, experience, and his contributions to Board and management discussions regarding F5’s operations and strategy.

In discussions with Mr. Combes, he has re-affirmed his commitment to meet his attendance requirements for meetings of the Board and the committees on which he serves, absent illness or urgent unforeseen circumstances.

Request for Support

In light of these facts and the Board’s consideration of this topic, we ask that you vote “FOR” the election of Michel Combes as a director of F5 along with the other director nominees named in our Proxy Statement for the Annual Shareholders Meeting.

Mr. Combes has been a highly valued Board member since he joined the Board. He brings to our Board tremendous industry experience and insight. His experience as the President and CEO of some of the world’s largest telecom operators gives him unparalleled insight into a large segment of F5’s customer base as well as a depth of technology expertise.

Once again, we urge all shareholders to vote “FOR” the re-election of Mr. Combes to our Board. If any shareholder has already submitted a vote “AGAINST” Mr. Combes, we urge each such shareholder to resubmit a proxy with a “FOR” vote on the re-election of Mr. Combes.

Thank you for your consideration and support.

Very truly yours,

Alan Higginson
Chairperson of the Board
On behalf of the Board of Directors of
F5 Networks, Inc.